AMERICOMM DIRECT MARKETING, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                        (IN THOUSANDS EXCEPT RATIO DATA)



AMERICOMM DIRECT MARKETING, INC. -

HISTORICAL DATA


                                                             For The Years Ended December 31,
                                       -------------------------------------------------------------------------
                                       1993             1994              1995             1996             1997
                                       ----             ----              ----             ----             ----
Loss before income taxes and
  extraordinary items               $(4,893)         $(2,015)          $(1,040)         $(2,199)          $ (762)

Interest expense (a)                   2,873            2,975             3,179            8,126           13,765
                                    --------         --------          --------         --------          -------

  (Loss) Earnings                    (2,020)              960             2,139            5,927           13,003

Interest expense (a)                   2,873            2,975             3,179            8,126           13,765
                                    --------         --------          --------         --------          -------

  Insufficiency                     $  4,893         $  2,015          $  1,040         $  2,199          $   762
                                    ========         ========          ========         ========          ========

Ratio of earnings to
  fixed charges                            -                -                -                 -                -
                                    ========         ========         =========         ========          =======



(a) Interest expense includes amortization of deferred financing costs and debt discounts.